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                                                                   Exhibit 99.3






                                        March 13, 2001

Board of Directors
Aegis Communications Group, Inc.
7880 Bent Branch Drive, Suite 150
Irving, Texas  75063


Gentlemen:

        We refer to our proposal to purchase all of the outstanding public shares of common stock of Aegis for cash consideration of $1.00 per share (the "Proposal"). As you know, our Proposal Letter, describing the specific terms and conditions of our Proposal, is filed with the Securities and Exchange Commission as Exhibit 1 to Amendment No. 3 to our Schedule 13D filing, filed on March 5, 2001.

        We recognize that the merits of our Proposal will be considered in due course by a special committee of independent directors of the Company. In the meantime, however, we thought it would be useful to take the opportunity to reconfirm the reasons we believe that our Proposal is fair to, and in the best interests of, Aegis and its public stockholders.

        As you know, the Board of Directors of Aegis has been concerned about realizing long-term shareholder value and formed a subcommittee to look at the various alternatives available to the Company in this regard. Over several months, the committee analyzed a number of options, including: (i) relisting and raising the profile of the Company with analysts; (ii) acquiring or merging with another teleservices company; (iii) selling additional equity to fund a partial recapitalization; and (iv) taking the Company private. Ultimately, the committee determined that it was not feasible given the near to medium term prospects of the Company to relist or attract a following among the analyst community. In addition, the committee determined that a reverse stock split would be viewed negatively by the major exchanges as well as the market in general, and therefore would be unlikely to result in a sustainable increase in stock price, particularly given the very limited research coverage. The committee also determined that an acquisition, merger or partial recapitalization were not practical at this point in time for a number of reasons, including our stated position that we are not interested in selling our shares in the Company at this time.

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        Following discussions among management, the Board, Questor and certain other significant stockholders, and after considering the alternatives available to the Company, the acquisition group decided to make its going-private proposal to address a number of issues related to Aegis' status as a reporting company which have adversely affected the process of restructuring Aegis' operations. These factors include:

        - The Company's "penny stock" status, while representative of a reasonable valuation of the equity given the enterprise value of the Company taking into account all of the debt and preferred securities, is of concern to Aegis' existing and potential customers. Moreover, the negative perception of the "penny stock" status is being used effectively by Aegis' competitors to undermine its standing with customers.

        - Going private will eliminate compliance costs associated with being an Exchange Act reporting company.

        - Aegis does not derive significant benefits from being a public company. Its shares are no longer traded on the NASDAQ national market and have limited use as an acquisition currency. Moreover, Aegis' public status provides no meaningful access to the capital markets for financing.

        - Given that the fair value of Aegis' equity in the context of the Company's total enterprise value results in a "penny stock," taking Aegis private would alleviate a significant distraction for Aegis' management.

        - Taking Aegis private will allow the Board greater flexibility in compensating management and help Aegis to retain what we believe is a first rate management team.

        Once we determined that Aegis could more effectively pursue its restructuring as a private company, we considered a number of factors in formulating our Proposal to ensure its fairness to Aegis' stockholders. Questor examined trading multiples for Aegis' publicly traded competitors and used other valuation techniques commonly used in determining if a proposed purchase price is fair. These valuation techniques indicated that Aegis' current stock price, immediately prior to the submission of our Proposal (i.e., approximately $0.69), was fully valued relative to Aegis' publicly traded peer group. Nevertheless, we determined to offer $1.00 per share, a premium of 45.3% over the closing price of the shares on March 1, 2001, and a premium of 42.3% over the average trading price for the week ended March 1, 2001. These premiums compare very favorably with the premiums paid by significant stockholders in other recent going private transactions.

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        It is very important to the buying group that the stockholders of
Aegis be treated fairly, and we strongly believe that our Proposal accomplishes this objective. We look forward to working with the special committee in connection with its evaluation of the Proposal and stand ready to provide such additional information as the committee may need in this regard.

Very truly yours,

QUESTOR MANAGEMENT COMPANY

By:________________________________
     Henry L. Druker
     Partner